                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               MEGO FINANCIAL CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                              MEGO FINANCIAL CORP.
                   4310 PARADISE ROAD, LAS VEGAS, NEVADA 89109

              ---------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 9, 2000

              ---------------------------------------------------



To the Shareholders of Mego Financial Corp.:

        NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Mego Financial Corp., a New York corporation (the "Company"), will be held at the offices of Greenberg Traurig, P.A., 885 Third Avenue, 21st Floor, New York, New York 10022, on Thursday, November 9, 2000, at 10:00 a.m., local time, for the following purposes:

        (1) To elect six members to the Company's Board of Directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;

        (2) To consider and take action upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on October 11, 2000, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

        Whether or not you expect to be present at the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

                                       By Order of the Board of Directors

                                       JON A. JOSEPH
                                       Senior Vice President, General
                                       Counsel and Secretary

October 12, 2000

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                              MEGO FINANCIAL CORP.
                               4310 PARADISE ROAD
                             LAS VEGAS, NEVADA 89109

              ---------------------------------------------------

                                 PROXY STATEMENT
                       1999 ANNUAL MEETING OF SHAREHOLDERS

              ---------------------------------------------------



        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mego Financial Corp., a New York corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock" or "Common Shares"), to be voted at the Company's 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of Greenberg Traurig, P.A., 885 Third Avenue, 21st Floor, New York, New York 10022, on Thursday, November 9, 2000, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder giving such a proxy may revoke it by written notice to the Secretary of the Company at the above address at any time before it is exercised. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless such written notice is given, or unless the shareholder votes by ballot at the meeting.

        The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is October 12, 2000. Shareholders should review the information provided herein in conjunction with the Company's 1999 Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended May 31, 2000, which accompany this Proxy Statement. The Company's telephone number is (702) 737-3720.



                             PURPOSES OF THE MEETING

        At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

        (1) The election of six members to the Company's Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified; and

        (2) To transact such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

                                VOTING SECURITIES

        Holders of record of shares of the Company's Common Shares at the close of business on October 11, 2000 (the "Record Date") are entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote upon all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding Common Shares will constitute a quorum. On October 11, 2000, the Company had issued and outstanding 3,500,557 Common Shares.

        Abstentions will be considered as shares present and entitled to vote at the Annual Meeting for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but will not be counted as votes cast "for" or "against" any matter. Shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefor would not be considered as shares entitled to vote on that subject matter and therefor would not be considered when counting votes cast on the matter.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. If you do not attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

        If the enclosed proxy is properly signed, dated and returned, the shares represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the shares represented thereby will be voted FOR the election of the nominees set forth under the caption "Election of Directors."


                              ELECTION OF DIRECTORS

        At the Annual Meeting, six Directors will be elected by the shareholders to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Directors will be elected by a plurality vote of the Common Shares represented in person or by proxy at the Annual Meeting. Messrs. Nederlander, Cohen, Hirsch, McConnaughy, Ross and Schuster (the "Nominees"), each of whom is now a Director, have been nominated to continue to serve as directors of the Company. When properly signed, dated and returned, the accompanying proxy will be voted "FOR" the election of the Nominees as Directors, unless the proxy contains contrary instructions. Management has no reason to believe that any of the Nominees will not be a candidate or will be unable to serve as Director. However, in the event that any Nominee should become unable or unwilling to serve as a Director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

        Set forth below is certain information with respect to each Nominee:

        Robert Nederlander (67) has been the Chairman of the Board and Chief Executive Officer of the Company since January 1988, when affiliates of the Assignors (as hereinafter defined), including Mr. Cohen, acquired approximately 43% of the outstanding Common Shares of the Company (the "Share Acquisition"). Mr. Nederlander is the Chairman of the Executive Committee and a member of the Audit Committee. Since July 1995, Mr. Nederlander has served on the Board of Directors of Cendant Corp., formerly known as Hospitality Franchise Systems, Inc., which, together with its subsidiary, entered into an agreement in April 1995 with the Company pursuant to which the Company is licensed to use the "Ramada" name in its timeshare operations. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was Riddell Sports Inc.'s Chief Executive Officer from April 1988 through March 1993. From February 1992 until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. Since November 1981, Mr.

Nederlander has been President and/or a Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in the City of New York. Since December 1998, Mr. Nederlander has been a co-managing partner of the Nederlander Company LLC, operator of legitimate theaters outside the City of New York. He served as the Managing General Partner of the New York Yankees Baseball Club from August 1990 until December 1991, and has been a limited partner since 1973. Since October 1985, Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc.; Vice Chairman of the Board from February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of the Company; and Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993, and from 1993 to October 1996 as Vice Chairman. He remains a director of Allis-Chalmers Corp. Mr. Nederlander served as a director of Mego Mortgage Corporation, a former subsidiary of the Company ("MMC"), from September 1996 until June 1998. In October 1996, Mr. Nederlander became a director of News Communications Inc., a publisher of community oriented free circulation newspapers. Mr. Nederlander does not currently serve on a full time basis in his capacities with the Company.

        Jerome J. Cohen (72) has been the President and a Director of the Company since the Share Acquisition. Mr. Cohen serves as a member of the Executive Committee and is Chairman of the Board and Chief Executive Officer of Preferred Equities Corporation, a wholly-owned subsidiary of the Company ("PEC"). Mr. Cohen served as Chairman of the Board of MMC from April 1995 to June 1998, as Chief Executive Officer from June 1992 to September 1997 and as President from June 1992 until March 1995. From April 1992 to June 1997, Mr. Cohen was a director of Atlantic Gulf Communities Inc., formerly known as General Development Corporation, a publicly held company engaged in land development, land sales and utility operations in Florida and Tennessee.

        Herbert B. Hirsch (64) has been the Senior Vice President, Chief Financial Officer, Treasurer and a Director of the Company since the Share Acquisition. Mr. Hirsch serves as a member of the Executive Committee. Mr. Hirsch served as a director of MMC from June 1992 to June 1998, and served as Vice President, Chief Financial Officer and Treasurer of MMC from June 1992 to September 1996.

        Eugene I. Schuster (64) has been a Vice President and a Director of the Company since the Share Acquisition. Mr. Schuster is a member of the Stock Option Committee. Mr. Schuster has also been Chief Executive Officer and Chairman of the Board of Directors of Venture Funding, Ltd., a business development corporation, since its inception in May 1983. Since February 1986, Mr. Schuster has been the President and Chief Executive Officer and a director of Quest BioTechnology, Inc., a publicly held biotechnology research and development firm. Since September 1985, Mr. Schuster has been a director of Wavemat, Inc., a publicly held company engaged in the manufacture and sale of microwave equipment for advanced materials processing. Since January 1988, Mr. Schuster has been the Chairman and from May 1988 through February 1995 was Chief Executive Officer of Cellex Biosciences, Inc., a publicly held manufacturer of automated cell culture systems. Mr. Schuster is Chairman and Chief Executive Officer of Art Renaissance, Inc., a privately held company which operates several chains of retail art galleries. Mr. Schuster does not currently serve on a full time basis in his capacities with the Company.

        John E. McConnaughy, Jr. (71) has been a Director of the Company since 1984. Mr. McConnaughy serves as Chairman of the Audit Committee and a member of the Stock Option and Executive Incentive Compensation Committees. Mr. McConnaughy was Chairman and Chief Executive Officer of Peabody International Corp. from 1969 to 1986. He was Chairman and Chief Executive Officer of GEO International Corp. ("GEO"), a nondestructive testing, screen printing and oil field services company, from 1981 to 1992. GEO was spun off in 1981 and became publicly held. Mr. McConnaughy has been a director of Oxigene, Inc., Texstar Corporation, MAI Corporation, Akzona Corp., First Bank Corp. (New Haven), Beringer Co., Inc., the Pullman Co., Moore McCormack Resources and Peabody International Corp. He is currently on the Board of Directors of Transact International, Inc., DeVlieg Bullard, Inc., Levcor International, Inc., Riddell Sports, Inc. and Wave Systems, Inc. He is also Chairman of the Board of Excellence Group, Inc., a privately held cable company. Mr. McConnaughy is on the Board of Trustees and Executive Committee of the Strang Cancer Prevention Center and is Chairman of the Board of the Harlem School of the Arts.

        Wilbur L. Ross, Jr. (62) has been a Director of the Company since 1984. Mr. Ross serves as a member of the Audit, Stock Option and Executive Incentive Compensation Committees. Mr. Ross was Executive Managing

Director of Rothschild, Inc., an investment banking firm, from August 1996 until April 2000. He has been Chairman of Rothschild Recovery Fund and Asia Recovery Fund since August 1976. As of April 1, 2000, he founded WL Ross & Co. LLC. He remains Chairman of Asia Recovery Fund, as well as the former Rothschild Recovery Fund, now named WLR Recovery Fund, and is Chairman of Asia Recovery Co-Investment Partners. Mr. Ross is also a director of World Airways, Inc., Casella Waste Systems Inc. and Pacific Life Insurance Company (Korea).

        All Directors hold office until the next annual meeting of shareholders of the Company or until their successors have been duly elected and qualified.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL NOMINEES NAMED ABOVE FOR ELECTION TO THE COMPANY'S BOARD OF DIRECTORS.


                  INFORMATION REGARDING THE BOARD OF DIRECTORS
                    AND COMMITTEES OF THE BOARD OF DIRECTORS

DIRECTORS' FEES

        Payment of non-employee director fees were reduced in December 1998 from $40,000 to $20,000. Directors are also reimbursed for their expenses in attending meetings of the Board and Committees of the Board. In September 1999 non-employee director fees were restored to an annual fee of $40,000. In December, 1998, the executive salaries of Robert Nederlander and Eugene Schuster were suspended, and therefore, as directors they were eligible to receive non-employee directors fees. Mr. Nederlander's salary was reinstated at an annual rate of $100,000 in April 2000, and Mr. Nederlander no longer receives director fees as of such date.


COMMITTEES AND MEETINGS OF THE BOARD

        The following is a brief description of the functions of certain committees of the Board of Directors and the identity of their members.

        The Executive Committee meets as required between meetings of the Board of Directors. The Executive Committee exercises all the powers of the Board except the authorization of loan transactions involving more than $500,000, and the purchase or sale of property and equipment with a value over $500,000. This Committee's current members are Robert Nederlander (Chairman), Jerome J. Cohen and Herbert B. Hirsch. The Executive Committee held six meetings during fiscal 1999.

        The Audit Committee's duties are to review with the Company's independent accounting firm the plan, scope and results of the annual audit and the adequacy of internal control systems. The Audit Committee reports its findings to the full Board of Directors. The Audit Committee is composed exclusively of Directors who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Robert Nederlander (Chairman), Wilbur L. Ross Jr. and John E. McConnaughy Jr. The Audit Committee held one meeting during fiscal 1999.

        The Stock Option Committee's duties are to administer the operations of the Stock Option Plan. The Stock Option Committee is composed of three Directors who, for at least one year prior to appointment to this Committee, were not granted or awarded equity securities pursuant to the Stock Option Plan or any other plan established by the Company. The current members of the Stock Option Committee are Eugene Schuster (Chairman), Wilbur L. Ross, Jr. and John E. McConnaughy, Jr. The Stock Option Committee held one meeting and took action one time by written consent during fiscal 1999.

        The Executive Incentive Compensation Committee administers the terms of the Executive Incentive Compensation Plan which commenced for fiscal 1995. The incentive compensation committee is composed of two members, who are John E. McConnaughy, Jr. and Wilbur L. Ross, Jr. The Executive Incentive Compensation Committee held no meetings during fiscal 1999.

        The Board of Directors held seven meetings during fiscal 1999. The work of the Company's Directors is performed not only at meetings of the Board of Directors and its committees, but also in consideration of Company matters and documents, and in numerous communications among Board members and others wholly apart from meetings. During fiscal 1999, all Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served.

                               SECURITY OWNERSHIP

        The following table sets forth, as of October 11, 2000, information with respect to the beneficial ownership of the Common Shares by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) each Director of the Company, (iii) each of the Named Executive Officers, and (iv) all Directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                    NAME AND ADDRESS OF                          AMOUNT AND NATURE OF      PERCENTAGE OF OUTSTANDING
           BENEFICIAL OWNER OR IDENTITY OF GROUP               BENEFICIAL OWNERSHIP(1)        COMMON SHARES OWNED
           -------------------------------------               ------------------------    -------------------------
Robert Nederlander(2)......................................               356,140                     10.2%
Eugene I. Schuster and Growth Realty Inc. ("GRI")(3) ......               251,171                      7.2%
Jerome J. Cohen (4)........................................               184,826                      5.3%
Herbert B. Hirsch (5)......................................               271,076                      7.7%
John E. McConnaughy, Jr.(6)................................                99,845                      2.8%
Wilbur L. Ross, Jr.(7).....................................                   499                        *
Jon A. Joseph(8)...........................................                 3,749                        *
Charles G. Baltuskonis(9)..................................                 1,832                        *
Friedman Billings Ramsey Group, Inc. and affiliates(10)....               611,718                     17.5%
All Officers and Directors as a Group (8 persons)(11)......             1,169,138                     33.3%

-------------------------

*       Less than one percent.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from October 11, 2000 upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the applicable date have been exercised.

(2) 810 Seventh Avenue, 21st Floor, New York, New York 10019. Includes 41,666 shares held by an affiliate of Mr. Nederlander and 1,166 shares issuable under an option granted pursuant to the Company's Stock Option Plan. Does not include 16,666 shares of Common Stock owned by the Robert
        E. Nederlander Foundation, an entity organized and operated exclusively for charitable purposes, of which Mr. Nederlander is President. Mr. Nederlander disclaims beneficial ownership of the shares owned by the Robert E. Nederlander Foundation.

(3) 321 Fisher Building, Detroit, Michigan 48202. Consists of (i) 211,506 shares held of record by GRI, a wholly owned subsidiary of Venture Funding, Ltd. of which Mr. Schuster is a principal shareholder, Director and Chief Executive Officer, (ii) 39,166 shares held of record by Growth Realty Holdings L.L.C., a limited liability corporation owned by Mr. Schuster, GRI and Mr. Schuster's three children, and (iii) 499 shares issuable under an option granted pursuant to the Stock Option Plan.

(4) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161. Includes 1,666 shares issuable under an option granted pursuant to the Stock Option Plan. Excludes 15,583 shares owned by Mr. Cohen's spouse and 83,333 shares owned by a trust for the benefit of his children over which Mr. Cohen does not have any investment or voting power, as to which he disclaims beneficial ownership. Also excludes 4,000 shares of Common Stock owned by the Rita and Jerome J. Cohen Foundation, Inc., an entity organized and operated exclusively for charitable purposes, of which Mr. Cohen is President. Mr. Cohen disclaims beneficial ownership of the shares owned by the Jerome J. Cohen Foundation.

(5) 230 East Flamingo Road, Las Vegas, Nevada 89109. Includes 666 shares issuable under an option granted pursuant to the Stock Option Plan.

(6) 1011 High Ridge Road, Stamford, Connecticut 06905. Includes 833 shares issuable under an option granted pursuant to the Stock Option Plan, subject to shareholder approval of the Amended Stock Option Plan. Excludes 500 shares owned by a member of Mr. McConnaughy's family, as to which Mr. McConnaughy does not have any investment or voting power, and as to which he disclaims beneficial ownership.

(7) 1251 Avenue of the Americas, 51st Floor, New York, New York 10020. Consists of 499 shares issuable under an option granted pursuant to the Stock Option Plan. Excludes 2,500 shares owned by a member of Mr. Ross' family and 41,666 shares owned by Rothschild, Inc., of which Mr. Ross was a Managing Director until April 1, 2000. Mr. Ross does not have any investment or voting power over such shares and he disclaims beneficial ownership.

(8) 4310 Paradise Road, Las Vegas, Nevada 89109. Includes 3,666 shares issuable under an option granted pursuant to the Stock Option Plan.

(9) 4310 Paradise Road, Las Vegas, Nevada 89109. Consists of shares issuable under an option granted pursuant to the Stock Option Plan.

(10) 1001 19th Street North, Arlington, VA 22209. Based upon a Schedule 13G dated June 13, 1998, as amended on February 15, 2000, filed jointly by Friedman Billings Ramsey Group, Inc., Orkney Holdings, Inc., Eric F. Billings, Emanuel J. Friedman and W. Russell Ramsey with the SEC. Consists of 601,716 shares owned by Friedman Billings Ramsey Group, Inc. and 10,002 shares owned personally by Emanuel J. Friedman. The Company has been advised that Emanuel J. Friedman, Eric F. Billings and W. Russell Ramsey are each control persons with respect to Friedman Billings Ramsey Group, Inc. and are the sole voting trustees of the Friedman Billings Ramsey Group, Inc. Voting Trust, which has sole discretion to vote approximately 89.1% of the voting power of Friedman Billings Ramsey Group, Inc.

(11)    See Notes (2)-(9).

                                   MANAGEMENT


OFFICERS OF THE COMPANY

        The Company's executive officers and key personnel are as follows:

                        NAME                            AGE                           POSITION
                        ----                            ---                           --------
Robert Nederlander..............................         67     Chairman of the Board, Chief Executive Officer and
                                                                   Director

Jerome J. Cohen.................................         72     President, Director, Chairman of the Board, Chief
                                                                   Executive Officer and President of PEC

Herbert B. Hirsch...............................         64     Senior Vice President, Chief Financial Officer,
                                                                   Treasurer and Director

Eugene I. Schuster..............................         63     Vice President and Director

Jon A. Joseph...................................         53     Senior Vice President, General Counsel and Secretary

Charles G. Baltuskonis..........................         50     Vice President and Chief Accounting Officer

Gregg A. McMurtrie..............................         45     Executive Vice President and Chief Operating
                                                                   Officer -- PEC

S. Duke Campbell................................         57     Senior Vice President -- Marketing and Sales -- PEC

        All of the incumbent officers have held office since the Share Acquisition, with the exception of Messrs. Joseph, Baltuskonis, McMurtrie and Campbell, who have held their respective offices since December 1998, April 1997, November 1998 and May 1998, respectively. The business experience of Messrs. Nederlander, Cohen, Hirsch and Schuster appears under the caption "Election of Directors" set forth herein.

        Jon A. Joseph has been a Senior Vice President, Secretary and General Counsel of the Company since December 1998. Mr. Joseph was Executive Vice President of Valley Bank of Nevada from 1984 to 1991. In 1991, Valley Bank of Nevada was acquired by Bank of America. Mr. Joseph remained with the legal department of Bank of America until June 1, 1995. Mr. Joseph was a Vice President and Associate General Counsel of the Company from July 1995 to December 1998.

        Charles G. Baltuskonis has been Vice President and Chief Accounting Officer of the Company since joining the Company in April 1997. He is a certified public accountant and served as Senior Vice President and Controller of Chase Federal Bank from May 1995 to March 1997. Prior to that, he was Chief Financial Officer of F&C Bancshares and First Coastal Bank, a Senior Vice President - Finance of Bank of New England, and was a Senior Manager with the public accounting firm of Ernst & Young.

        Gregg A. McMurtrie was named Executive Vice President and Chief Operating Officer of PEC in November 1998. Mr. McMurtrie joined the staff on PEC in August 1982. From August 1982 to July 1987, Mr. McMurtrie served in various capacities in the credit, internal auditing, marketing, customer relations, sales and executive departments. He was General Manager, Colorado Land Sales, from September 1987 to February 1989. Since September 1989, Mr. McMurtrie has served as Director of Sales Administration. He was promoted to Vice President of PEC in August 1991.

        S. Duke Campbell was named the Senior Vice President, Marketing and Sales of PEC in May 1998. Prior to that time, he was a Vice President of PEC since joining the Company in July 1996. From 1995 to 1996, Mr. Campbell served as a Principal at D.I.A.L. Pro Northwest, Inc., a value added reseller as Vice President of Marketing and Sales for Hostar International, Inc., a manufacturer of innovative material management systems for hospitals, from 1991 to 1994. From 1989 to 1990, Mr. Campbell was the Senior Principal of Gulf American Financial Services, Inc., a financial services company that specializes in receivables management. Prior to 1990, Mr. Campbell served in various positions at Thousand Trails, Inc., a Texas company that owns and operates member campground resorts.

        Don A. Mayerson held the offices of Executive Vice President, General Counsel and Secretary from January 1988 to December 1998. Mr. Mayerson retired on December 31, 1998 and continues to serve the Company as a consultant until December 31, 2000.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Shares, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Shares. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners have been satisfied, except that a Form 5 filed by each of Robert Nederlander, Jerome J. Cohen, Herbert B. Hirsch, Eugene I. Schuster, John E. McConnaughy, Jr. and Wilber L. Ross Jr. to report their receipt of options to purchase 2,083, 2,083, 833, 833, 833 and 833 shares respectively, of common stock under the Company's Stock Option Plan was not timely filed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Purchase of Preferred Equities Corporation. Pursuant to a Stock Purchase and Redemption Agreement dated October 6, 1987 and amended October 25, 1987, Comay Corp., an affiliate of Messrs. Cohen and Mayerson ("Comay"), GRI, an affiliate of Mr. Schuster, RRE Corp., an affiliate of Mr. Nederlander (together with its assignee, RER Corp., another affiliate of Mr. Nederlander, "RER"), and H&H Financial Inc., an affiliate of Mr. Hirsch ("H&H"), obtained the rights ("PEC Purchase Rights") to acquire PEC, a privately-held Nevada corporation engaged in retail land sales, resort time-sharing and other real estate related activities. (Comay, GRI, RER and H&H are collectively referred to as the "Assignors").

        Certain Arrangements Between the Company and Affiliates of Certain Officers and Directors. Pursuant to the Assignment and Assumption Agreement, dated February 1, 1988 as subsequently amended, the Assignors assigned ("Assignment") their PEC Purchase Rights to the Company. As part of the consideration for the Assignment to the Company, the Assignors were entitled to receive from the Company, on a quarterly basis until January 31, 1995, amounts equal in the aggregate to 63% of the "Unrestricted Cash Balances" of PEC. The Assignment and Assumption Agreement defines Unrestricted Cash Balances of PEC as the cash on hand and on deposit of PEC and its subsidiaries as of the end of a fiscal quarter that could be used to make a dividend or other payment to the Company without violating the most restrictive loan agreement to which PEC is a party or by which PEC is bound.

        At January 31, 1995, when accrual of payments to assignors ceased, $13.3 million was payable to the Assignors. On March 2, 1995, the Assignors agreed to defer payment of $10 million of the amounts due to them pursuant to an amendment to the Assignment and Assumption Agreement providing for the subordination of such amounts to payment of debt for money borrowed by the Company or obligations of the Company's subsidiaries guaranteed by the Company (Subordinated Debt). Warrants (Warrants) to purchase 166,666 shares of common stock, at an exercise price of $25.50 per share (the closing market price per share on March 2, 1995 and as adjusted for the one-for-six stock split in September 1999), were granted to the Assignors in consideration of the payment deferral and subordination. The balance of $3.3 million was paid to the assignors as follows: $809,000 including interest of $59,000 in June 1995, and the balance of $2.6 million including interest of $45,000 in January 1997. The Warrants were exercised in August 1997 in a non-cash transaction, whereby the Subordinated Debt was reduced by $4.25 million. Interest on the Subordinated Debt was to be paid semiannually at the rate of 10% per year starting September 1, 1995, and the Subordinated Debt was to be repaid in semiannual principal payments commencing March 1, 1997. On March 1, 1997, the Assignors received the first semiannual principal payment of $1.4 million plus interest related to the repayment of the Subordinated Debt. In connection with exercise of the Warrants, payments aggregating $4.25 million were deemed paid and the semiannual payments were scheduled to resume in March 1999, with a partial payment made in September 1998. In accordance with the Tenth Amendment to Assignment and Assumption Agreement, the principal payments aggregating $4.3 million were deferred until December 1, 2000. Interest of $430,000 on Subordinated Debt was paid during fiscal 1999 and is current through September 2000. The Subordinated Debt is collateralized by a pledge of PEC's outstanding stock.

        In April 1995, PEC entered into an arrangement with Ramada, a subsidiary of Cendant Corporation, of which Mr. Nederlander became a director in July 1995.

        Transactions with MMC. The Company formed MMC in June 1992 as a wholly-owned subsidiary and operated MMC as such until November 1996. MMC is a specialized consumer finance company that originates, purchases, sells, securitizes and services consumer loans consisting primarily of conventional uninsured home improvement and debt consolidation loans which are generally secured by liens on residential property.

        In November 1996, MMC consummated an initial public offering and as a result, the Company's ownership of MMC was reduced to approximately 81.3% of the outstanding common stock. On September 2, 1997, Mego Financial distributed all of its 10 million shares of MMC's common stock to Mego Financial's shareholders in the Spin-off. To fund MMC's past operations and growth and in conjunction with filing consolidated income tax returns, MMC incurred debt to the Company and its subsidiary, PEC. The amount of intercompany debt was $10.1 million at August 31, 1997 of which $3.4 million was paid in October 1997 together with $500,000 advanced by the Company to MMC in September 1997. Subsequently, separate agreements were made in April and June 1998 to adjust by reductions the remaining $6.2 million indebtedness, since the major portion was no longer payable under the Tax Sharing and Indemnity Agreement between the Company and MMC. Under these agreements, MMC paid $1.6 million, which was separately owed to PEC. Following this transaction, MMC had no outstanding indebtedness to the Company. The Company was a guarantor under a lease for office space for MMC, the maximum guaranteed obligation of which is estimated to be $2.0 million. The Company also guaranteed a maximum of $500,000 in equipment lease obligations for MMC. MMC ceased operations in April 2000.

        Management Services Provided by PEC to MMC. MMC and PEC were parties to a management services arrangement pursuant to which certain executive, accounting, legal, management information, data processing, human resources, advertising and promotional personnel of PEC provided services to MMC on an as needed basis. For the years ended August 31, 1998 and 1997, approximately $616,000 and $967,000, respectively, of the salaries and expenses of certain employees of PEC were attributable to and paid by MMC in connection with services rendered by such employees to MMC. This agreement was terminated by agreement during fiscal 1998.

        Servicing Agreement between PEC and MMC. For the years ended August 31, 1998 and, 1997 MMC paid servicing fees to PEC of approximately $2 million and $1.8 million, respectively. MMC entered into a servicing agreement with PEC (the Servicing Agreement), providing for the payment of servicing fees at an annual rate of 50 basis points on the principal balance of loans serviced per year. The Servicing Agreement was modified effective September 1, 1997, to provide for the payment of servicing fees at an annual rate of 40 basis points on the principal balance of loans serviced per year, reduced to 35 basis points per year in January 1998. For the years ended August 31, 1998 and 1997, MMC incurred interest expense in the amount of $29,000 and $16,000 respectively, related to fees payable to PEC for these services. The interest rates were based on PEC's average cost of funds and equaled 10.46% in 1998 and 10.48% in 1997. As of August 31, 1998, PEC no longer serviced loans for MMC.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning the annual and long-term compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Executive Officers").

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                   ANNUAL COMPENSATION                             AWARDS
                                      -------------------------------------------------  --------------------------
                                                                              OTHER      NUMBER OF
                                      FISCAL                                  ANNUAL      OPTIONS     ALL OTHER
   NAME AND PRINCIPAL POSITION         YEAR      SALARY         BONUS(A)   COMPENSATION  GRANTED(B) COMPENSATION(C)
----------------------------------    ------    --------        --------   ------------  ---------- ---------------
Robert Nederlander                     1999     $ 65,424(D)     $     --     $  5,901          833     $     --
   Chairman of the Board and           1998      200,000              --        6,373        2,083        1,039
   Chief Executive Officer             1997      150,000           2,885        4,378           --        2,010
                                                                                                       --------

Jerome J. Cohen                        1999     $300,002        $  6,000     $  9,800        2,083     $  2,400
   President                           1998      300,002              --        8,383        2,083        2,644
                                       1997      300,002         368,800        7,259           --        2,329
                                                                                                       --------

Herbert B. Hirsch                      1999     $200,000        $  2,400     $  2,335        1,667     $  2,909
   Senior Vice President, Chief        1998      200,000              --        2,005          833        2,341
   Financial Officer and Treasurer     1997      200,000         147,520        1,743           --        2,319
                                                                                                       --------

Jon A. Joseph                          1999     $209,770        $  1,200     $     --           --     $  2,838
   General Counsel and Secretary       1998           --              --           --           --           --
                                       1997           --              --           --           --           --

Charles G. Baltuskonis                 1999     $129,000        $     --     $     --          833     $  1,943
   President, and Chief                1998           --              --           --           --           --
   Accounting Officer                  1997           --              --           --           --           --

Gregg A. McMurtrie                     1999     $144,869        $     --     $     --          833     $  2,172
   Vice President and Chief            1998           --              --           --           --           --
   Operating Officer                   1997           --              --           --           --           --

-----------------------
(A) Incentive compensation attributable to the year ended August 31, 1999 to Messrs. Cohen, Hirsch and Joseph is included in the preceding table as 1999 compensation and to the year ended August 31, 1997 paid to Messrs. Cohen and Hirsch is included in the above table as 1997 compensation.

(B) The Company adopted the Stock Option Plan on November 17, 1993, and options were granted to certain executive officers on December 22, 1993 and subsequently to other employees, subject to shareholder approval of the Stock Option Plan. The Stock Option Plan was approved by the shareholders on February 9, 1994 and later amended and restated. See Stock Option Plan. One-fifth of each grant to the Named Executive officers became exercisable on December 22, 1994 and an additional one-fifth became exercisable on December 22, 1995 and December 22, 1996. In August 1997, in connection with the approval by the Company's Board of Directors of the distribution to the holders of record of the MMC's common stock held by the Company in the Spin-off, the Stock Option Committee accelerated the vesting of all such options, excluding those options granted subsequent to February 26, 1997. There were 25,417 of options held by Named Executive Officers at August 31, 1999. There were no options exercised by the executive officers during fiscal 1999.

(C) Represents the Company's discretionary matching contributions of 25% of the employee's contribution to the Company's 401(k) Plan on behalf of the employee.

(D) Prior to December 11, 1998, Mr. Nederlander earned an annual salary of $200,000. On that date, his salary was suspended. In April 2000, Mr. Nederlander's salary was reinstated at an annual rate of $100,000.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth certain information concerning grants of stock options made during the fiscal year ended August 31, 1999 to the Named Executive Officers. No such options were granted to or exercised by the Named Executive Officers or others during the fiscal year ended August 31, 2000.

                                   INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------
                             NUMBER OF         PERCENT OF
                            SECURITIES       TOTAL OPTIONS                                               POTENTIAL REALIZABLE
                            UNDERLYING         GRANTED TO                                               VALUE AT ASSUME ANNUAL
                           OPTIONS/SARS       EMPLOYEES IN      EXERCISE PRICE       EXPIRATION          RATES OF STOCK PRICE
         NAME               GRANTED(#)        FISCAL YEAR          ($/SH)(1)           DATE          APPRECIATION FOR OPTION TERM
-----------------------     -----------      -------------      --------------       ----------      ----------------------------
                                                                                                         5%($)           10%($)
                                                                                                     ------------     -----------
Robert Nederlander                833               5.0%           $  6.00            09/22/08          $ 2,124        $  6,347
Jerome J. Cohen                 2,083              12.5%           $  6.00            09/22/08          $ 5,312        $ 15,872
Herbert B. Hirsch               1,667              10.0%           $  6.00            09/22/08          $ 4,251        $ 12,703
Jon A. Joseph                      --                --            $    --                  --          $    --        $     --
Charles G. Baltuskonis            833               5.0%           $  6.00            09/22/08          $ 2,124        $  6,347
Gregg A. McMurtrie                833               5.0%           $  6.00            09/22/08          $ 2,124        $  6,347

--------------

(1) On September 23, 1998, the exercise price of these options was revised to $6.00 per share which represented fair value at the date of repricing. Effective September 9, 1999, the Company consummated a one for six reverse stock split to all of the Company's common shares outstanding. All shares and per share references have been restated to retroactively show the effect of this reverse stock split.

AGGREGATED FISCAL YEAR-END VALUE TABLE

        The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of August 31, 1999. No stock options were exercised by the Named Executive Officers during the fiscal years ended August 31, 1999 and 2000.

                                      NUMBER OF UNEXERCISED OPTIONS           VALUE OF UNEXERCISED IN-THE-MONEY
                                         HELD AT AUGUST 31, 1999              OPTIONS HELD AT AUGUST 31, 1999(1)
                                    ---------------------------------         ----------------------------------
             NAME                   EXERCISABLE         UNEXERCISABLE         EXERCISABLE          UNEXERCISABLE
             ----                   -----------         -------------         -----------          -------------
Robert Nederlander                       416                2,500              $     --               $    --
Jerome J. Cohen                          416                3,750              $     --               $    --
Herbert B. Hirsch                        167                2,333              $     --               $    --
Jon A. Joseph                          2,667                6,500              $     --               $    --
Charles G. Baltuskonis                 1,333                3,667              $     --               $    --
Gregg A. McMurtrie                       333                2,167              $     --               $    --

-------------------------

(1) The closing sales price of the Company's Common Stock as reported on the Nasdaq National Market on August 31, 1999 was $4.14. The exercise price as of August 31, 1999 was $6.00 per share, therefore, the value of the unexercised options at August 31, 1999 was zero. On September 9, 1999, the Company consummated a one for six reverse stock split. All shares and per share references have been restated to retroactively show the effect of this reverse stock split.

EMPLOYMENT AGREEMENTS

        The Company has entered into an employment agreement with Jerome J. Cohen which expires on January 31, 2002. The agreement provides for an annual base salary of $300,000 plus 2.5% of Incentive Income, as defined in the Company's Incentive Plan (as defined below). Mr. Cohen's employment agreement does not provide for an early termination bonus or other additional compensation based on performance.

        The Company has entered into an employment agreement, renewable annually unless either party gives notice of termination, with Jon A. Joseph which expires on December 31, 2000 and provides for an annual base salary of $200,000 plus .5% of Incentive Income as defined in the Company's Incentive Plan.

        The Company has entered into a Compensation Agreement with S. Duke Campbell dated August 26, 1999, which provides for an annual base salary of $125,000. In addition, Mr. Campbell is to be paid, monthly, a sales commission of one-quarter of one percent (0.25%) of net sales, occurring after September 1, 1999, and a Profit Contribution Bonus for reducing sales and marketing costs for fiscal 2000. If Mr. Campbell's employment is terminated by the Company, other than for cause, Mr. Campbell shall receive his base salary and sales commissions to the date of termination, the portion of his Profit Contribution Bonus, if any, earned through the immediately preceding quarter, and a severance payment in an amount equal to his then current annual base salary. If Mr. Campbell resigns or terminates his employment by the Company he will be entitled to his base salary and sales commissions through the date of such termination. In addition, after the end of fiscal 2000, a new arrangement relating to profitability to take the place of the Profit Contribution Bonus will be agreed upon and added to the agreement by amendment. If the Company and Mr. Campbell have not agreed to such amendment to this agreement by November 30, 2000 and Mr. Campbell has received or earned, a Profit Contribution bonus for fiscal 2000, Mr. Campbell may elect to resign or terminate his employment by the Company during the thirty-day period following November 30, 2000 and he then shall be entitled to a severance payment in an amount equal to his then current annual base salary in addition to his base salary and sales commissions through the date of such termination.


STOCK OPTION PLAN

        Under the Company's Stock Option Plan, as originally adopted, 87,500 shares of common stock were reserved for issuance upon exercise of options. In 1997, the Company's Board of Directors approved an amendment to the Stock Option Plan to increase by 83,333 shares the number of shares of common stock reserved for issuance pursuant to the Company's Stock Option Plan, subject to approval by the Company's shareholders. The amendment was approved by the shareholders at the Annual Meeting held September 9, 1997, resulting in an aggregate of 170,833 shares of common stock reserved for issuance pursuant to the Stock Option Plan, of which 76,833 had been issued due to the exercise of options through August 31, 1997. During fiscal 1998, the Company's Board of Directors unanimously approved, subject to approval by the Company's shareholders, the amendment and restatement of the Stock Option Plan. The amendments to the Stock Option Plan (the Plan Amendments) approved by the Company's Board of Directors consist of changes to permit the grant of options to non-employee directors of the Company and changes to conform the Stock Option Plan to changes to the federal securities laws. On September 16, 1998, the shareholders approved the amendment and restatement of the Stock Option Plan. The Stock Option Plan is designed to serve as an incentive for retaining qualified and competent employees and directors.

        The Stock Option Committee administers and interprets the Stock Option Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company (currently twenty-eight (28) individuals), including officers and directors of the Company. The Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code")) and nonstatutory stock options. Options can be granted under the Stock Option Plan on such terms and at such prices as determined by the Board, or a committee thereof, except that the per share exercise price of options may not be less than 80% of the fair market value of the Common Stock on the date of grant, and, in the case of an incentive stock option, the per share exercise price may not be less than 100% of such fair market value. In the case of incentive stock options granted to a 10% shareholder, the per share exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant and shall expire five years from the date of grant. The aggregate fair market value of the shares covered by incentive stock options granted under the Stock Option Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

        Options granted under the Stock Option Plan are exercisable after the period or periods specified in the option agreement. Options granted under the Stock Option Plan are not exercisable after the expiration of ten years from the date of grant (except in the case of incentive stock options granted to 10% shareholders) and are not transferable other than by will or by the laws of descent and distribution.

        In August 1997, in connection with the Spin-off of MMC, the Stock Option Committee accelerated the vesting of all options granted, excluding those granted subsequent to February 26, 1997. As of August 31, 1997, an aggregate of 75,833 of such options were exercised.

        In September 1997, subsequent to the Spin-off, an additional 58,083 incentive stock options were granted under the Stock Option Plan to employees of fair market value, which was authorized by the Stock Option Committee, of which 2,500 were subject to future shareholder approval of the Plan Amendments in accordance with applicable law, which shareholders' approval was obtained on September 16, 1998, when the Amended and Restated Stock Option Plan was approved by shareholders. On September 23, 1998, an additional 18,500 incentive stock options were granted under the Stock Option Plan. In addition, the exercise price of all options issued September 2, 1997 was revised from $18.75 per share to $6.00 per share. Effective September 9, 1999, the Company consummated a one-for-six reverse stock split of all of the Company's shares of common stock. All shares and per share references have been restated to retroactively show the effect of this reverse stock split.


EXECUTIVE INCENTIVE COMPENSATION PLAN

        On June 22, 1994, effective for the year ending August 31, 1995, the Company's Board of Directors approved and adopted an Executive Incentive Compensation Plan (the "Incentive Plan") for executives and other key employees of the Company and its subsidiaries who contribute to the success of the Company. Under the terms of the Incentive Plan, awards of incentive compensation are determined by the Incentive Compensation Committee of the Board of Directors of the Company, which committee shall be composed of not less than two members. `The Incentive Plan provides that the Board of Directors may amend, suspend or terminate the Incentive Plan at any time. Incentive Compensation for any fiscal year is defined as an amount equal to 7.5% of incentive income (the "Incentive Income") for such year. Incentive Income for any fiscal year is defined as the amount reported as income before taxes in the consolidated financial statements of the Company for such year. The maximum amount of all awards of Incentive Compensation for any fiscal year shall not exceed (a) 7.5% of incentive Income for such year, reduced by (b) the amount of Incentive Income which must be paid by the Company to employees pursuant to any contractual obligation of the Company, increased by (c) any unawarded Incentive Compensation carried forward from a prior fiscal year.

        On June 22, 1994, the Board of Directors also approved an employment agreement with Jerome J. Cohen, President of the Company, and an agreement with Herbert B. Hirsch, executive officer of the Company, pursuant to which Messrs. Cohen and Hirsch are entitled to receive 2.5% and 1%, respectively, of Incentive Income of the Company, as defined in the Incentive Plan, for the five-year period commencing with fiscal 1995 (extended to a seven-year period for Mr. Cohen), which amounts would directly reduce the amounts available for awards under the Incentive Plan.

        On September 2, 1997, the Board of Directors authorized agreements with Mr. Hirsch and Mr. Mayerson, pursuant to which the Company would pay them a separation payment of $150,000 and $250,000, respectively, at such time as they no longer are employed by the Company. Payments of $10,000 per month to Mr. Mayerson commenced in January 1999 and the remaining balance as of October 12, 2000 is $30,000. In December 1998, the salaries of Messrs. Nederlander and Schuster were suspended. Mr. Nederlander's salary was reinstated in April 2000 at an annual rate of $100,000


SPLIT DOLLAR INSURANCE PLAN

        On April 5, 1995, the Board of Directors of the Company established a split-dollar life insurance plan (the "Split-Dollar Plan") pursuant to which the Company paid the premiums for certain "second to die" life insurance policies on the lives of Messrs. Nederlander, Cohen, Mayerson and Hirsch and their respective spouses, for a period not to exceed five years, at an annual aggregate premium outlay of $400,000. Each policy is in the name of a trust established for family beneficiaries selected by each executive. On August 3, 1995, the Company approved a life insurance policy for Mr. Schuster at an annual cost of $100,000 for a period of five years. Pursuant to the plan, and with respect to each policy, after ten years, or earlier upon the deaths of the respective insured parties, or certain other events, the Company will receive the amount of premiums paid on the policy. Through December 31, 1998, $300,000 was paid on Mr. Schuster's policy and $400,000 was paid on each of the others, leaving a balance of premiums in the amount of $600,000 still owed by the Company on the policies. Pursuant to an amendment to the original agreement, executed in April 1999, future payments by the Company relating to the policies were waived by Messrs. Nederlander, Cohen, Hirsch, Mayerson and Schuster. In consideration of the waiver, the Company agreed to accept repayment of the lesser of the premiums paid or the cash value of the policy, upon the deaths of the respective insured parties.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Board of Directors has not designated a Compensation Committee, but has delegated the responsibility and authority for setting and overseeing the administration of policy which governs the compensation of all of the Company's employees (with the exception of Messrs. Nederlander. Cohen, Mayerson, Hirsch and Schuster) to its President, Jerome J. Cohen. The compensation paid to Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster is determined by the Board of Directors. The Directors who are also executive officers of the Company do not participate in deliberations of the Board of Directors of the Company concerning their own compensation.

                        REPORT ON EXECUTIVE COMPENSATION

        The Board of Directors has not designated a Compensation Committee, but has delegated the responsibility and authority for setting and overseeing administration of policy which governs the compensation of all of the Company's employees (with the exception of Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster) to its President, Jerome J. Cohen. The compensation paid to Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster is determined by the Board of Directors. No previously named executives received an increase in base compensation in fiscal 1999.

        On June 22, 1994, the Board of Directors of the Company approved an Executive Incentive Compensation Plan (the "Incentive Plan") for executives and other key employees of the Company and its subsidiaries who contribute to the success of the Company. Under the terms of the Incentive Plan, which commenced for years beginning with fiscal 1995, awards of Incentive Compensation shall be made by an Incentive Compensation Committee of the Board of Directors of the Company, which committee shall be composed of not less than two members. The Incentive Plan provides that the Board of Directors may amend, suspend or terminate the Incentive Plan at any time. Incentive Compensation for any fiscal year is defined as an amount equal to 7.5% of Incentive Income for such year. Incentive Income for any fiscal year is defined as the amount reported as "Income Before Taxes" in the consolidated financial statements of the Company for such year. The maximum amount of all awards of Incentive Compensation for any fiscal year shall not exceed (a) 7.5% of Incentive Income for such year, reduced by (b) the amount of Incentive Income which must be paid by the Company to employees pursuant to any contractual obligation of the Company, increased by
(c) any unawarded Incentive Compensation carried forward from a prior fiscal year. The amount paid pursuant to the Incentive Plan for fiscal 1999 was approximately $15,000. No amounts were paid to Messrs. Cohen, Mayerson and Hirsch under the agreements described in the following paragraph.

        In fiscal 1994, the Board approved an employment agreement with Mr. Jerome J. Cohen, President of the Company, and agreements with Messrs. Don A. Mayerson and Herbert B. Hirsch, senior officers of the Company, pursuant to which Messrs. Cohen, Mayerson and Hirsch would receive 2.5%, 1.0% and 1.0%, respectively, of Incentive Income of the Company, as defined in the Incentive Plan, for the five year period (since amended to seven years as to Mr. Cohen) commencing with fiscal 1995, which amounts would directly reduce the amounts available for awards under the Incentive Plan. The allocations to Messrs. Cohen, Mayerson and Hirsch were determined through negotiation. Mr. Cohen's employment agreement, which expires January 31, 2002, provides for a base salary of $300,000 per year plus the 2.5% of Incentive Income as previously discussed. Mr. Cohen's employment agreement does not provide for an early termination bonus or other additional compensation based on performance. Mr. Mayerson retired from the Company on December 31, 1998.

                               BOARD OF DIRECTORS

Robert Nederlander             Jerome J. Cohen               Herbert B. Hirsch
Eugene I. Schuster         John E. McConnaughy, Jr.         Wilbur L. Ross, Jr.

                             STOCK PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Shares, based on the market price of the Common Shares, with the cumulative total return of companies in the Nasdaq Market Index and the Media General Peer Group (real estate subdividers and developers) Index. The comparison assumes the investment of $100 on September 1, 1994 in the Common Shares and in each of the foregoing indices. The Company did not pay any dividends on the Common Shares during this period and accordingly, no reinvestment of dividends is included in the following line graph.




                           1994        1995        1996        1997        1998        1999
MEGO FINANCIAL CORP.      100.00      259.28      166.68      240.75      307.00      108.94
SIC CODE INDEX            100.00      124.18      118.07      145.25      106.85      119.46
NASDAQ MARKET INDEX       100.00      118.99      133.61      184.93      179.61      329.84

                                     GENERAL

        The Company and the Board of Directors do not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, proxies will be voted on these other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred only by the granting of such proxies.

        The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common Shares held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies.

        A copy of the Company's 1999 Annual Report on Form 10-K for the fiscal year ended August 31, 1999, and the Company's Quarterly Report on Form 10-Q for the period ended May 31, 2000, each as filed with the Securities and Exchange Commission, except for exhibits, accompanies this Proxy Statement. Upon request, the Company will provide copies of the exhibits to its Form 10-K at a cost of fifty cents per page of each exhibit. All requests should be directed to Mego Financial Corp., 4310 Paradise Road, Las Vegas, Nevada 89109, ATTN: Jon A. Joseph, Secretary.

        The firm of Deloitte & Touche LLP, independent public accountants, serves as the Company's independent public accountants. One or more of the representatives of Deloitte & Touche LLP are expected to be available at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.


                              SHAREHOLDER PROPOSALS

        Shareholders interested in presenting a proposal for consideration at the Company's 2000 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's Bylaws. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by the Corporate Secretary within a reasonable time before the Company begins to print and mail its proxy materials. If a shareholder proposal is received after such time, the proxy holders may vote in their discretion as to the proposal, all of the shares for which they have received proxies for the 2000 annual meeting of shareholders.

                                       By Order of the Board of Directors,

                                       JON A. JOSEPH
                                       Senior Vice President, General Counsel
                                       and Secretary


October 12, 2000

                              MEGO FINANCIAL CORP.

                                  COMMON STOCK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY -- ANNUAL MEETING OF SHAREHOLDERS - NOVEMBER 9, 2000

       The undersigned, a holder of Common Stock of Mego Financial Corp., a New York corporation (the "Company"), does hereby appoint Robert Nederlander and Jerome J. Cohen, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Shareholders of the Company to be held at the offices of Greenberg Traurig, P.A., 885 Third Avenue, 21st Floor, New York, New York 10022, on Thursday, November 9, 2000, at 10:00 A.M. local time, and at any adjournment(s), or postponement(s) thereof.

       The undersigned hereby instructs said proxies or their substitutes:

1.     ELECTION OF DIRECTORS:

       [ ]  VOTE FOR all nominees listed below      [ ]  WITHHOLD AUTHORITY to vote for
            (except as indicated to the contrary         all nominees listed below.
            below).

       Robert Nederlander, Jerome J. Cohen, Herbert B. Hirsch, John E. McConnaughy, Jr., Wilbur L. Ross, Jr., and Eugene I. Schuster

       INSTRUCTIONS: To withhold authority to vote for individual nominee(s), write the(ir) name(s) in the space provided below:


       -------------------------------------------------------------------------


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.



                  (Continued and to be signed on reverse side)

       THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS.

       The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated October 12, 2000, and the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1999 and the Company's Quarterly Report on Form 10-Q for the period ended May 31, 2000.



                                               Dated:_____________________, 2000


                                               _________________________________
                                               Signature


                                               _________________________________
                                               Signature


                                               NOTE: Your signature should
                                               appear exactly the same as your
                                               name appears hereon. If signing
                                               as partner, attorney, executor,
                                               administrator, trustee or
                                               guardian, please indicate the
                                               capacity in which signing. When
                                               signing as joint tenants, all
                                               parties in the joint tenancy must
                                               sign. When a proxy is given by a
                                               corporation, it should be signed
                                               by an authorized officer and the
                                               corporate seal affixed. No
                                               postage is required if mailed
                                               within the United States.